1 September 11, 2026 Paige Thomas Delivered via email: Pthomas2@renttherunway.com Dear Paige: On behalf of Rent the Runway, Inc. (the “Company”), we are pleased to offer you the position of Chief Executive Officer and President of the Company. This executive employment agreement (the “Agreement”) will be effective as of September 14, 2026 (the “Appointment Date” and the period from the Effective Date through your employment termination date, the “Term”) and sets forth the terms and conditions of your employment and position. As of the Effective Date, this Agreement will replace and supersede in its entirety your prior offer letter with the Company, dated as of May 29, 2026 (the “Prior Offer Letter”), other than as expressly set forth herein. APPOINTMENT DATE & LOCATION: Your appointment as Chief Executive Officer and President of the Company will be effective on the Appointment Date. You will continue to be based in our Brooklyn, NY headquarters. TITLE & DUTIES: During the Term, you will serve as Chief Executive Officer and President of the Company, reporting to the Board of Directors of the Company (the “Board”), and you will have such duties, authorities and responsibilities as are customarily rendered by a Chief Executive Officer and President in companies of a similar size and nature, and such other duties, authorities and responsibilities as the Board may designate from time to time that are not inconsistent with your position as Chief Executive Officer and President of the Company. You will devote your full working time and attention to your duties and use your best efforts to promote the interests of the Company and its business. BOARD MEMBERSHIP: During the Term, you will also serve as a member of the Board effective as of the Effective Date, subject to the following sentence and as otherwise set forth in this Agreement. The Company will nominate you for a seat on the Board upon expiration of your initial term as a member of the Board and upon the expiration of each renewal term thereafter, subject to your remaining employed in good standing as Chief Executive Officer and President of the Company. BASE SALARY: During the Term, your annualized salary will be $650,000 per year, paid in equal installments every 15th and last day of each month (or closest preceding business day), subject to

2 tax and other withholdings as required by law and subject to review no less frequently than annually for increase (but not decrease) by the Board. ANNUAL CASH BONUS: During the Term, you will be eligible for an annual cash bonus for each fiscal year you serve as Chief Executive Officer and President of the Company on terms and conditions consistent with those that apply to other similarly situated executives of the Company (the “Annual Bonus”), with a target bonus opportunity of 100% of your base salary (the “Target Amount”). The Annual Bonus for each fiscal year will be based upon the achievement of certain Company and/or personal performance metrics, as set and determined by the Board and in consultation with you prior to the commencement of each fiscal year. Subject to the following paragraph, the actual amount of any Annual Bonus that may be earned by you will range between 0% to 175% of the Target Amount, subject to the achievement of any applicable performance metrics. Your Annual Bonus, if any, will be payable at the same time as annual bonuses are paid to similarly situated executives of the Company, subject to your continued employment on the payment date (except as set forth below). Notwithstanding the foregoing, with respect to fiscal year 2026, the Annual Bonus will be no lower than 75% of the Target Amount and will be subject to proration based on the number of days you were employed with the Company during fiscal year 2026. EQUITY AWARDS: The Company will recommend to the Board that you are granted an equity award in the form of restricted stock units (“RSUs”), subject to your continued employment through the grant date. The RSUs will vest 25% on the one-year anniversary of the grant date, with the remaining 75% of the RSUs vesting in 6.25% increments on a quarterly basis for the next three years. Except as set forth in the applicable award agreement, you must remain employed with the Company on each vesting date for the RSUs to vest. The Company will also recommend to the Board that you are granted an equity award in the form of performance stock units (“PSUs”), subject to your continued employment through the grant date (except as set forth in the applicable award agreement). The RSUs and PSUs (i) will be denominated in an aggregate number of shares of the Company’s Class A common stock (“Common Stock”) such that the total number of equity awards held by you on the Effective Date will be equal to 2.5% (assuming “good” or target performance with respect to any PSUs) of the Company’s outstanding Common Stock (determined on a fully-diluted basis by the Company and in prior consultation with you), which such number of shares of Common Stock shall be granted to you 50% in the form of RSUs and 50% in the form of PSUs (assuming “good” or target performance), and (ii) will otherwise be subject to all the terms and conditions set forth in the Company’s Second Amended and Restated Incentive Award Plan, as amended (the “Plan”) and in the applicable award agreements. To the extent of any conflict between this Agreement, the Plan or the award agreements, the Plan or the award agreements will control (as applicable). BENEFITS: The Company offers a generous and comprehensive benefits package, including vacation, health, disability, 401k and life insurance. During the Term, you will be eligible to participate in a full range of benefits and perquisites, consistent with the benefits and perquisites offered to similarly situated executives of the Company, in accordance with the Company’s current

3 eligibility requirements (as in effect from time to time). Vacation is 15 business days, accrued on an annual basis based on the Company’s fiscal year (February 1-January 31) and may not be carried over year to year. EXPENSE REIMBURSEMENT: The Company will reimburse you for all reasonable travel and other documented business-related expenses incurred by you during the Term in fulfillment of your duties, subject to the Company’s travel and expense reimbursement policies (as in effect from time to time). INDEMNIFICATION: The Company will indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the by-laws of the Company in accordance with the indemnification agreement, dated as of June 1, 2026, by and between you and the Company. The Company agrees that you shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies (as in effect from time to time). AT-WILL EMPLOYMENT AND SEVERANCE: This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time. As of the Effective Date, you will no longer participate in the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) as a member of the Senior Leadership Group (as defined in the Severance Plan) but will instead participate in the Severance Plan on the basis set forth in the participation letter attached hereto as Exhibit A. Notwithstanding anything to the contrary in this Agreement, in the event that your employment with the Company terminates for any reason, then you will resign and/or be removed automatically from any and all director, officer, fiduciary or other positions that you then hold with the Company or its affiliates, and you will execute any and all documents reasonably required to effectuate such resignation and/or removal. Notwithstanding anything to the contrary in this Agreement, you will not be required to resign as a member of the Board in the event that the Board unanimously determines by affirmative vote or written consent to request that you continue as a member of the Board until the expiration of her then-current term. COMPANY NONDISPARAGEMENT: The Company will instruct its officers and directors not to, at any time, directly or through the direction or control of others, participate in any disparagement of you, nor use, disclose, disseminate, or confirm, directly or indirectly, to anyone any information or material that may harm, disparage, demean, or reflect negatively upon, or cause injury to, the reputation, character, or career of you. The Company agrees to limit discussions about you and your personal and business affairs only to those persons who have a need to know such information as permitted by law or in the ordinary course of business (including, for the avoidance of doubt, with any officer, director, employee, shareholder or their respective representatives), and otherwise to refrain from discussing you and your personal and business affairs with other persons.

4 COMPENSATION RECOVERY POLICY: You hereby acknowledge and agree that the Company’s Policy Relating to Recovery of Erroneously Awarded Compensation in effect on the date hereof and any subsequently adopted amendment to such policy or new policy required by law or applicable stock exchange listing rules will apply and that you shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present, and future compensation, as appropriate). KEY EMPLOYMENT CONDITIONS AND REPRESENTATIONS: 1. You agree that you will remain bound by and subject to the Confidentiality, Intellectual Property, and Other Obligations Agreement, dated as of May 29, 2026, by and between you and the Company (the “Restrictive Covenant Agreement”) in accordance with the terms thereof. 2. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. 3. You agree to comply with the Company’s policies, procedures and any codes of conduct which are applicable to you, which will be made available to you and may change from time to time. RETURN OF COMPANY PROPERTY: Upon your termination of employment, or at any other time the Company so requests, you must return to your manager all the Company property in your possession, including but not limited to, keys, access cards, computers, phones, and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, or marketing associated with the Company’s business. ATTORNEY’S FEES. The Company will pay directly for reasonable and documented attorneys’ fees and expenses incurred in connection with the review and negotiation of this Agreement and any ancillary employment-related agreements contemplated hereby, up to an aggregate maximum of $35,000, payable within 30 days after the Effective Date and the Company’s receipt of invoices and other supporting documentation. SECTION 409A: It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the Code (“Section 409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with such intent. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A, and the Company makes no representations that this Agreement is exempt from or complies with Section 409A. For purposes of Section 409A, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A- 2(b)(iii). To the extent that you are a “specified employee” within the meaning of Section 409A as of the date of your separation from service (as determined by the Company), no amounts payable under this Agreement that constitute “deferred compensation” within the meaning of Section 409A that are payable on account of your separation from service will be paid to you until the expiration

5 of the six-month period measured from the date of your separation from service (or, if earlier, the date of your death following such separation from service). Upon the first business day following the expiration of such delay period, all such amounts deferred pursuant to the preceding sentence will be paid to you (without interest). WITHHOLDING: Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld or deducted by law or contract. DISPUTE RESOLUTION: You and the Company agree that any and all disputes, claims or controversies arising out of or relating to this Agreement or your employment shall be submitted to the Judicial Arbitration and Mediation Services (“JAMS”), or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be resolved by binding arbitration in New York, New York (AAA rules), except that the Company may bring claims relating to inventions, confidentiality, non-competition, and non-solicitation in New York courts. Either party may seek injunctive relief and arbitration decisions will be final and binding. Except as otherwise provided in the Severance Plan, each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a breach of any material term of this Agreement or any other material agreements entered into between the parties herein, the arbitrator may award reasonable fees to the prevailing party. SECTION 280G: In the event any payments or benefits provided under this Agreement or otherwise, either alone or together with other payments or benefits which you receive or are entitled to receive from the Company or any affiliate (“Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and may be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”) as a result of a transaction affecting the Company described in Section 280G(b)(2)(A)(i) of the Code (a “280G Transaction”) that occurs at any time following the date of this Agreement, then the Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax, but only if (i) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments), is greater than or equal to (ii) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments). The Payments shall be reduced in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero. All determinations required to be made under this section shall be made by a public accounting or employee benefits consulting firm with a national practice selected by the Company and which is reasonably acceptable to you (the “Accounting Firm”), as promptly as is practicable upon or following the applicable 280G Transaction affecting the Company. The Accounting Firm shall provide detailed supporting calculations both to the Company and you. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. ENTIRE AGREEMENT: This Agreement, together with all exhibits hereto, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, including, but not limited to, the Prior Offer Letter. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transactions, permitted assigns, executors, administrators, personal representatives, heirs and distributees). CONFIDENTIALITY OF AGREEMENT: You and the Company agree that you and the Company have not, and in the future will not, disclose to any other person or entity (directly or indirectly) the circumstances leading up to this Agreement without the prior written consent of the Board or you as applicable, except (i) as may be required pursuant to a valid subpoena, a request by a government agency in connection with any charge filed, investigation or proceeding or as otherwise required by law and (ii) for you, to your immediate family members, financial advisors and attorneys, provided that you first inform them of the confidentiality of this Agreement and they agree to maintain its confidentiality and, for the Company, to its employees and advisors who may need to be informed of the circumstances leading up to this Agreement. Nothing in this paragraph prohibits you from disclosing information to the extent necessary to enforce the terms of this Agreement or from discussing the terms and conditions of your employment to the extent protected by applicable law. If you agree with the provisions of this Agreement, please sign in the space provided below. Signing and submitting the Agreement electronically will be deemed as valid as if the parties physically signed a paper document. Sincerely, Cara Schembri Chief Legal & Administrative Officer The foregoing correctly sets forth the terms of my employment by Rent the Runway, Inc. Name: Paige Thomas Chief Executive Officer and President Signature: /s/ Paige Thomas Date: 9/11/2026 6

7 Exhibit A Severance Plan Participation Letter

1 RENT THE RUNWAY, INC. EXECUTIVE SEVERANCE PLAN PARTICIPATION LETTER We are pleased to inform you that you have been designated as a Participant in the Rent the Runway, Inc. (“Company”) Executive Severance Plan (the “Plan”), subject to your execution and delivery of this Participation Letter. A copy of the Plan is attached to this Participation Letter. Please see the attached Appendix B and Appendix C for purposes of calculating your severance benefits under the Plan. Your participation in the Plan is subject to the terms and conditions of the Plan, this Participation Letter, and your continued compliance with the Restrictive Covenant Agreements (as defined in the Plan). Notwithstanding anything contained in the Plan to the contrary, the parties hereto agree that the definition of Good Reason set forth in Appendix A of the Plan will additionally include the following conditions: (4) failure of the Company to nominate you for election to the Board in accordance with the terms and conditions of your employment agreement with the Company, dated as of September 11, 2026 (the “Employment Agreement”), and (5) a material breach by the Company of its obligations under the Plan, the Employment Agreement or any other material agreement entered into between the parties hereto. Severance benefits are also subject to the execution and non- revocation of a release of claims upon any Qualifying Termination, as set forth in the Plan. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms as set forth in the Plan. Notwithstanding anything to the contrary set forth in the Plan, you shall not be eligible for the equity acceleration described in Section 6.2 of the Plan in connection with your Qualifying Voluntary Resignation. This Participation Letter will be effective as of September 14, 2026 (the “Effective Date”), subject to your commencing employment as Chief Executive Officer and President of the Company. As of the Effective Date, this Participation Letter shall replace and supersede in its entirety your prior Participation Letter with the Company dated as of June 3, 2026. [Signature page follows]

2 Sincerely, Rent the Runway, Inc. By: /s/ Cara Schembri Name: Cara Schembri Title: Chief Legal and Administrative Officer Accepted, Acknowledged and Agreed, By: Name: Paige Thomas Title: Chief Executive Officer and President /s/ Paige Thomas

3 APPENDIX B CALCULATION OF SEVERANCE BENEFITS Severance Payment(1) Severance Period COBRA Period(2) 100% Base Salary Rate 12 months 12 months (1) Notwithstanding anything contained in the Plan to the contrary, with respect to a Qualifying Termination that takes place in fiscal year 2026, the payment described in Section 4.2(b) of the Plan shall not be less than $325,000.00. (2) COBRA Period begins on the first day of the month following the month in which the Qualifying Termination occurs.

4 APPENDIX C CALCULATION OF CIC SEVERANCE BENEFITS CIC Severance Payment Bonus Multiplier (1) COBRA Period (2) Equity Treatment 100% Base Salary 1.0 12 months Full vesting of the Rate time-based vesting portion of any outstanding Equity Awards granted prior to the Effective Date; the performance- based vesting portion of any outstanding Equity Awards granted prior to the Effective Date to accelerate to the extent provided in any written agreement between the Participant and the Company Group (1) Notwithstanding anything to the contrary set forth in the Plan, Participant’s CIC Bonus shall be calculated in accordance with Section 5.2(b)(x) of the Plan and without regard to Section 5.2(b)(y) of the Plan, even if applying Section 5.2(b)(y) would result in a greater CIC Bonus than applying Section 5.2(b)(x). (2) COBRA Period begins on the first day of the month following the month in which the Qualifying Termination occurs.